                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                               ------------------


                                  SCHEDULE 13D
                                 (RULE 13d-101)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO. ________)/1/


                                  US LEC Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                      Class A Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   90331S 10 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                Anthony J. DiNovi
                              Thomas H. Lee Company
                           75 State Street, Suite 2600
                           Boston, Massachusetts 02109
                                 (617) 227-1050
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                February 11, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [_]

      Note. Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

                         (Continued on following pages)

                                    (Page 1)

--------
      /1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                  -----------------------
 CUSIP NO. 90331S 10 9                13D                 Page 2
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Thomas H. Lee Equity Fund IV, L.P.
--------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [_]
                                                                     (b)  [x]
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        SOURCE OF FUNDS*

          00
--------------------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        [_]
          PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
--------------------------------------------------------------------------------
                            7.        SOLE VOTING POWER
         NUMBER OF                    0
          SHARES            ----------------------------------------------------
       BENEFICIALLY         8.        SHARED VOTING POWER
         OWNED BY                     2,533,111 shares of Class A Common Stock
           EACH             ----------------------------------------------------
         REPORTING          9.        SOLE DISPOSITIVE POWER
          PERSON                      0
           WITH             ----------------------------------------------------
                            10.       SHARE DISPOSITIVE POWER
                                      2,533,111 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,533,111 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [_]
--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          18.96%
--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON*
          PN
--------------------------------------------------------------------------------

-----------------------                                  -----------------------
 CUSIP NO. 90331S 10 9                13D                 Page 3
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Thomas H. Lee Foreign Fund IV-B, L.P.
--------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [_]
                                                                     (b)  [x]
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        SOURCE OF FUNDS*

          00
--------------------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        [_]
          PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
--------------------------------------------------------------------------------
                            7.        SOLE VOTING POWER
         NUMBER OF                    0
          SHARES            ----------------------------------------------------
       BENEFICIALLY         8.        SHARED VOTING POWER
         OWNED BY                     246,024 shares of Class A Common Stock
           EACH             ----------------------------------------------------
         REPORTING          9.        SOLE DISPOSITIVE POWER
          PERSON                      0
           WITH             ----------------------------------------------------
                            10.       SHARE DISPOSITIVE POWER
                                      246,024 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          246,024 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [_]
--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          2.22%
--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON*
          PN
--------------------------------------------------------------------------------

-----------------------                                  -----------------------
 CUSIP NO. 90331S 10 9                13D                 Page 4
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Thomas H. Lee Foreign Fund IV, L.P.
--------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [_]
                                                                     (b)  [x]
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        SOURCE OF FUNDS*

          00
--------------------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        [_]
          PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
--------------------------------------------------------------------------------
                            7.        SOLE VOTING POWER
         NUMBER OF                    0
          SHARES            ----------------------------------------------------
       BENEFICIALLY         8.        SHARED VOTING POWER
         OWNED BY                     86,698 shares of Class A Common Stock
           EACH             ----------------------------------------------------
         REPORTING          9.        SOLE DISPOSITIVE POWER
          PERSON                      0
           WITH             ----------------------------------------------------
                            10.       SHARE DISPOSITIVE POWER
                                      86,698 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          86,698 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [_]
--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          .79%
--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON*
          PN
--------------------------------------------------------------------------------

-----------------------                                  -----------------------
 CUSIP NO. 90331S 10 9                13D                 Page 5
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          THL Equity Advisors IV, LLC
--------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [_]
                                                                     (b)  [x]
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        SOURCE OF FUNDS*

          N/A
--------------------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        [_]
          PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          Massachusetts
--------------------------------------------------------------------------------
                            7.        SOLE VOTING POWER
         NUMBER OF                    0
          SHARES            ----------------------------------------------------
       BENEFICIALLY         8.        SHARED VOTING POWER
         OWNED BY                     2,865,833 shares of Class A Common Stock
           EACH             ----------------------------------------------------
         REPORTING          9.        SOLE DISPOSITIVE POWER
          PERSON                      0
           WITH             ----------------------------------------------------
                            10.       SHARE DISPOSITIVE POWER
                                      2,865,833 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,865,833 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [_]
--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          20.93%
--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON*
          00
--------------------------------------------------------------------------------

-----------------------                                  -----------------------
 CUSIP NO. 90331S 10 9                13D                 Page 6
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          1997 Thomas H. Lee Nominee Trust
--------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [_]
                                                                     (b)  [x]
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        SOURCE OF FUNDS*

          00
--------------------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        [_]
          PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          Massachusetts
--------------------------------------------------------------------------------
                            7.        SOLE VOTING POWER
         NUMBER OF                    33,478 shares of Class A Common Stock
          SHARES            ----------------------------------------------------
       BENEFICIALLY         8.        SHARED VOTING POWER
         OWNED BY                     0
           EACH             ----------------------------------------------------
         REPORTING          9.        SOLE DISPOSITIVE POWER
          PERSON                      0
           WITH             ----------------------------------------------------
                            10.       SHARE DISPOSITIVE POWER
                                      33,478 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          33,478 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [_]
--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          .31%
--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON*
          00
--------------------------------------------------------------------------------

-----------------------                                  -----------------------
 CUSIP NO. 90331S 10 9                13D                 Page 7
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Thomas H. Lee Charitable Investment Limited Partnership
--------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [_]
                                                                     (b)  [x]
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        SOURCE OF FUNDS*

          00
--------------------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        [_]
          PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          Massachusetts
--------------------------------------------------------------------------------
                            7.        SOLE VOTING POWER
         NUMBER OF                    0
          SHARES            ----------------------------------------------------
       BENEFICIALLY         8.        SHARED VOTING POWER
         OWNED BY                     16,466 shares of Class A Common Stock
           EACH             ----------------------------------------------------
         REPORTING          9.        SOLE DISPOSITIVE POWER
          PERSON                      0
           WITH             ----------------------------------------------------
                            10.       SHARE DISPOSITIVE POWER
                                      16,466 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          16,466 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [_]
--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          .15%
--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON*
          PN
--------------------------------------------------------------------------------

-----------------------                                  -----------------------
 CUSIP NO. 90331S 10 9                13D                 Page 8
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Putnam Investment Holdings, LLC
--------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [_]
                                                                     (b)  [x]
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        SOURCE OF FUNDS*

          WC
--------------------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        [_]
          PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
--------------------------------------------------------------------------------
                            7.        SOLE VOTING POWER
         NUMBER OF                    41,666 shares of Class A Common Stock
          SHARES            ----------------------------------------------------
       BENEFICIALLY         8.        SHARED VOTING POWER
         OWNED BY                     0
           EACH             ----------------------------------------------------
         REPORTING          9.        SOLE DISPOSITIVE POWER
          PERSON                      0
           WITH             ----------------------------------------------------
                            10.       SHARE DISPOSITIVE POWER
                                      41,666 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          41,666 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [_]
--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          .38%
--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON*
          00
--------------------------------------------------------------------------------

-----------------------                                  -----------------------
 CUSIP NO. 90331S 10 9                13D                 Page 9
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          David V. Harkins
--------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [_]
                                                                     (b)  [x]
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        SOURCE OF FUNDS*

          PF
--------------------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        [_]
          PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
                            7.        SOLE VOTING POWER
         NUMBER OF                    8,915 shares of Class A Common Stock
          SHARES            ----------------------------------------------------
       BENEFICIALLY         8.        SHARED VOTING POWER
         OWNED BY                     1,001 shares of Class A Common Stock
           EACH             ----------------------------------------------------
         REPORTING          9.        SOLE DISPOSITIVE POWER
          PERSON                      0
           WITH             ----------------------------------------------------
                            10.       SHARE DISPOSITIVE POWER
                                      9,916 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          9,916 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [_]
--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.09%
--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------

-----------------------                                  -----------------------
 CUSIP NO. 90331S 10 9                13D                 Page 10
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Scott A. Schoen
--------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [_]
                                                                     (b)  [x]
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        SOURCE OF FUNDS*

          PF
--------------------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        [_]
          PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
                            7.        SOLE VOTING POWER
         NUMBER OF                    7,430 shares of Class A Common Stock
          SHARES            ----------------------------------------------------
       BENEFICIALLY         8.        SHARED VOTING POWER
         OWNED BY                     0
           EACH             ----------------------------------------------------
         REPORTING          9.        SOLE DISPOSITIVE POWER
          PERSON                      0
           WITH             ----------------------------------------------------
                            10.       SHARE DISPOSITIVE POWER
                                      7,430 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          7,430 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [_]
--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          .07%
--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------

-----------------------                                  -----------------------
 CUSIP NO. 90331S 10 9                13D                 Page 11
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          C. Hunter Boll
--------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [_]
                                                                     (b)  [x]
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        SOURCE OF FUNDS*

          PF
--------------------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        [_]
          PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
                            7.        SOLE VOTING POWER
         NUMBER OF                    7,430 shares of Class A Common Stock
          SHARES            ----------------------------------------------------
       BENEFICIALLY         8.        SHARED VOTING POWER
         OWNED BY                     0
           EACH             ----------------------------------------------------
         REPORTING          9.        SOLE DISPOSITIVE POWER
          PERSON                      0
           WITH             ----------------------------------------------------
                            10.       SHARE DISPOSITIVE POWER
                                      7,430 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          7,430 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [_]
--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          .07%
--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------

-----------------------                                  -----------------------
 CUSIP NO. 90331S 10 9                13D                 Page 12
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Scott M. Sperling
--------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [_]
                                                                     (b)  [x]
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        SOURCE OF FUNDS*

          PF
--------------------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        [_]
          PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
                            7.        SOLE VOTING POWER
         NUMBER OF                    7,430 shares of Class A Common Stock
          SHARES            ----------------------------------------------------
       BENEFICIALLY         8.        SHARED VOTING POWER
         OWNED BY                     0
           EACH             ----------------------------------------------------
         REPORTING          9.        SOLE DISPOSITIVE POWER
          PERSON                      0
           WITH             ----------------------------------------------------
                            10.       SHARE DISPOSITIVE POWER
                                      7,430 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          7,430 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [_]
--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          .07%
--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------

-----------------------                                  -----------------------
 CUSIP NO. 90331S 10 9                13D                 Page 13
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Anthony J. DiNovi
--------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [_]
                                                                     (b)  [x]
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        SOURCE OF FUNDS*

          PF
--------------------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        [_]
          PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
                            7.        SOLE VOTING POWER
         NUMBER OF                    7,430 shares of Class A Common Stock
          SHARES            ----------------------------------------------------
       BENEFICIALLY         8.        SHARED VOTING POWER
         OWNED BY                     0
           EACH             ----------------------------------------------------
         REPORTING          9.        SOLE DISPOSITIVE POWER
          PERSON                      0
           WITH             ----------------------------------------------------
                            10.       SHARE DISPOSITIVE POWER
                                      7,430 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          7,430 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [_]
--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          .07%
--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------

-----------------------                                  -----------------------
 CUSIP NO. 90331S 10 9                13D                 Page 14
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Thomas M. Hagerty
--------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [_]
                                                                     (b)  [x]
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        SOURCE OF FUNDS*

          PF
--------------------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        [_]
          PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
                            7.        SOLE VOTING POWER
         NUMBER OF                    7,430 shares of Class A Common Stock
          SHARES            ----------------------------------------------------
       BENEFICIALLY         8.        SHARED VOTING POWER
         OWNED BY                     0
           EACH             ----------------------------------------------------
         REPORTING          9.        SOLE DISPOSITIVE POWER
          PERSON                      0
           WITH             ----------------------------------------------------
                            10.       SHARE DISPOSITIVE POWER
                                      7,430 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          7,430 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [_]
--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          .07%
--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------

-----------------------                                  -----------------------
 CUSIP NO. 90331S 10 9                13D                 Page 15
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Warren C. Smith, Jr.
--------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [_]
                                                                     (b)  [x]
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        SOURCE OF FUNDS*

          PF
--------------------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        [_]
          PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
                            7.        SOLE VOTING POWER
         NUMBER OF                    7,430 shares of Class A Common Stock
          SHARES            ----------------------------------------------------
       BENEFICIALLY         8.        SHARED VOTING POWER
         OWNED BY                     0
           EACH             ----------------------------------------------------
         REPORTING          9.        SOLE DISPOSITIVE POWER
          PERSON                      0
           WITH             ----------------------------------------------------
                            10.       SHARE DISPOSITIVE POWER
                                      7,430 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          7,430 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [_]
--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          .07%
--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------

-----------------------                                  -----------------------
 CUSIP NO. 90331S 10 9                13D                 Page 16
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Seth W. Lawry
--------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [_]
                                                                     (b)  [x]
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        SOURCE OF FUNDS*

          PF
--------------------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        [_]
          PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
                            7.        SOLE VOTING POWER
         NUMBER OF                    3,093 shares of Class A Common Stock
          SHARES            ----------------------------------------------------
       BENEFICIALLY         8.        SHARED VOTING POWER
         OWNED BY                     0
           EACH             ----------------------------------------------------
         REPORTING          9.        SOLE DISPOSITIVE POWER
          PERSON                      0
           WITH             ----------------------------------------------------
                            10.       SHARE DISPOSITIVE POWER
                                      3,093 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,093 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [_]
--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          .03%
--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------

-----------------------                                  -----------------------
 CUSIP NO. 90331S 10 9                13D                 Page 17
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Kent R. Weldon
--------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [_]
                                                                     (b)  [x]
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        SOURCE OF FUNDS*

          PF
--------------------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        [_]
          PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
                            7.        SOLE VOTING POWER
         NUMBER OF                    2,062 shares of Class A Common Stock
          SHARES            ----------------------------------------------------
       BENEFICIALLY         8.        SHARED VOTING POWER
         OWNED BY                     0
           EACH             ----------------------------------------------------
         REPORTING          9.        SOLE DISPOSITIVE POWER
          PERSON                      0
           WITH             ----------------------------------------------------
                            10.       SHARE DISPOSITIVE POWER
                                      2,062 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,062 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [_]
--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          .02%
--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------

-----------------------                                  -----------------------
 CUSIP NO. 90331S 10 9                13D                 Page 18
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Terrence M. Mullen
--------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [_]
                                                                     (b)  [x]
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        SOURCE OF FUNDS*

          PF
--------------------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        [_]
          PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
                            7.        SOLE VOTING POWER
         NUMBER OF                    1,638 shares of Class A Common Stock
          SHARES            ----------------------------------------------------
       BENEFICIALLY         8.        SHARED VOTING POWER
         OWNED BY                     0
           EACH             ----------------------------------------------------
         REPORTING          9.        SOLE DISPOSITIVE POWER
          PERSON                      0
           WITH             ----------------------------------------------------
                            10.       SHARE DISPOSITIVE POWER
                                      1,638 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,638 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [_]
--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          .02%
--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------

-----------------------                                  -----------------------
 CUSIP NO. 90331S 10 9                13D                 Page 19
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Todd M. Abbrecht
--------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [_]
                                                                     (b)  [x]
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        SOURCE OF FUNDS*

          PF
--------------------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        [_]
          PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
                            7.        SOLE VOTING POWER
         NUMBER OF                    1,638 shares of Class A Common Stock
          SHARES            ----------------------------------------------------
       BENEFICIALLY         8.        SHARED VOTING POWER
         OWNED BY                     0
           EACH             ----------------------------------------------------
         REPORTING          9.        SOLE DISPOSITIVE POWER
          PERSON                      0
           WITH             ----------------------------------------------------
                            10.       SHARE DISPOSITIVE POWER
                                      1,638 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,638 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [_]
--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          .02%
--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------

-----------------------                                  -----------------------
 CUSIP NO. 90331S 10 9                13D                 Page 20
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Robert Schiff Lee 1998 Irrevocable Trust
--------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [_]
                                                                     (b)  [x]
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        SOURCE OF FUNDS*

          00
--------------------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        [_]
          PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          Massachusetts
--------------------------------------------------------------------------------
                            7.        SOLE VOTING POWER
         NUMBER OF                    1,516 shares of Class A Common Stock
          SHARES            ----------------------------------------------------
       BENEFICIALLY         8.        SHARED VOTING POWER
         OWNED BY                     0
           EACH             ----------------------------------------------------
         REPORTING          9.        SOLE DISPOSITIVE POWER
          PERSON                      0
           WITH             ----------------------------------------------------
                            10.       SHARE DISPOSITIVE POWER
                                      1,516 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,516 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [_]
--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          .01%
--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON*
          00
--------------------------------------------------------------------------------

-----------------------                                  -----------------------
 CUSIP NO. 90331S 10 9                13D                 Page 21
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Stephen Zachary Lee
--------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [_]
                                                                     (b)  [x]
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        SOURCE OF FUNDS*

          PF
--------------------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        [_]
          PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
                            7.        SOLE VOTING POWER
         NUMBER OF                    1,516 shares of Class A Common Stock
          SHARES            ----------------------------------------------------
       BENEFICIALLY         8.        SHARED VOTING POWER
         OWNED BY                     0
           EACH             ----------------------------------------------------
         REPORTING          9.        SOLE DISPOSITIVE POWER
          PERSON                      0
           WITH             ----------------------------------------------------
                            10.       SHARE DISPOSITIVE POWER
                                      1,516 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,516 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [_]
--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          .01%
--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------

-----------------------                                  -----------------------
 CUSIP NO. 90331S 10 9                13D                 Page 22
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Charles A. Brizius
--------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [_]
                                                                     (b)  [x]
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        SOURCE OF FUNDS*

          PF
--------------------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        [_]
          PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
                            7.        SOLE VOTING POWER
         NUMBER OF                    1,243 shares of Class A Common Stock
          SHARES            ----------------------------------------------------
       BENEFICIALLY         8.        SHARED VOTING POWER
         OWNED BY                     0
           EACH             ----------------------------------------------------
         REPORTING          9.        SOLE DISPOSITIVE POWER
          PERSON                      0
           WITH             ----------------------------------------------------
                            10.       SHARE DISPOSITIVE POWER
                                      1,243 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,243 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [_]
--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          .01%
--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------

-----------------------                                  -----------------------
 CUSIP NO. 90331S 10 9                13D                 Page 23
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          The Harkins 1995 Gift Trust
--------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [_]
                                                                     (b)  [x]
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        SOURCE OF FUNDS*

          PF
--------------------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        [_]
          PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          Massachusetts
--------------------------------------------------------------------------------
                            7.        SOLE VOTING POWER
         NUMBER OF                    0
          SHARES            ----------------------------------------------------
       BENEFICIALLY         8.        SHARED VOTING POWER
         OWNED BY                     1,001 shares of Class A Common Stock
           EACH             ----------------------------------------------------
         REPORTING          9.        SOLE DISPOSITIVE POWER
          PERSON                      0
           WITH             ----------------------------------------------------
                            10.       SHARE DISPOSITIVE POWER
                                      1,001 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,001 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [_]
--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          .01%
--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON*
          00
--------------------------------------------------------------------------------

-----------------------                                  -----------------------
 CUSIP NO. 90331S 10 9                13D                 Page 24
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Thomas R. Shepherd
--------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [_]
                                                                     (b)  [x]
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        SOURCE OF FUNDS*

          PF
--------------------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        [_]
          PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
                            7.        SOLE VOTING POWER
         NUMBER OF                    879 shares of Class A Common Stock
          SHARES            ----------------------------------------------------
       BENEFICIALLY         8.        SHARED VOTING POWER
         OWNED BY                     0
           EACH             ----------------------------------------------------
         REPORTING          9.        SOLE DISPOSITIVE POWER
          PERSON                      0
           WITH             ----------------------------------------------------
                            10.       SHARE DISPOSITIVE POWER
                                      879 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          879 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [_]
--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          .01%
--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------

-----------------------                                  -----------------------
 CUSIP NO. 90331S 10 9                13D                 Page 25
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Charles W. Robins as Custodian for Jesse Lee
--------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [_]
                                                                     (b)  [x]
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        SOURCE OF FUNDS*

          PF
--------------------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        [_]
          PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
                            7.        SOLE VOTING POWER
         NUMBER OF                    0
          SHARES            ----------------------------------------------------
       BENEFICIALLY         8.        SHARED VOTING POWER
         OWNED BY                     758 shares of Class A Common Stock
           EACH             ----------------------------------------------------
         REPORTING          9.        SOLE DISPOSITIVE POWER
          PERSON                      0
           WITH             ----------------------------------------------------
                            10.       SHARE DISPOSITIVE POWER
                                      758 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          758 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [_]
--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          .01%
--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------

-----------------------                                  -----------------------
 CUSIP NO. 90331S 10 9                13D                 Page 26
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Charles W. Robins as Custodian for Nathan Lee
--------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [_]
                                                                     (b)  [x]
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        SOURCE OF FUNDS*

          PF
--------------------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        [_]
          PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
                            7.        SOLE VOTING POWER
         NUMBER OF                    0
          SHARES            ----------------------------------------------------
       BENEFICIALLY         8.        SHARED VOTING POWER
         OWNED BY                     758 shares of Class A Common Stock
           EACH             ----------------------------------------------------
         REPORTING          9.        SOLE DISPOSITIVE POWER
          PERSON                      0
           WITH             ----------------------------------------------------
                            10.       SHARE DISPOSITIVE POWER
                                      758 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          758 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [_]
--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          .01%
--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------

-----------------------                                  -----------------------
 CUSIP NO. 90331S 10 9                13D                 Page 27
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Charles W. Robins
--------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [_]
                                                                     (b)  [x]
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        SOURCE OF FUNDS*

          PF
--------------------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        [_]
          PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
                            7.        SOLE VOTING POWER
         NUMBER OF                    606 shares of Class A Common Stock
          SHARES            ----------------------------------------------------
       BENEFICIALLY         8.        SHARED VOTING POWER
         OWNED BY                     3,032 shares of Class A Common Stock
           EACH             ----------------------------------------------------
         REPORTING          9.        SOLE DISPOSITIVE POWER
          PERSON                      0
           WITH             ----------------------------------------------------
                            10.       SHARE DISPOSITIVE POWER
                                      3,638 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,638 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [_]
--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          .03%
--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------

-----------------------                                  -----------------------
 CUSIP NO. 90331S 10 9                13D                 Page 28
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          James Westra
--------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [_]
                                                                     (b)  [x]
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        SOURCE OF FUNDS*

          PF
--------------------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        [_]
          PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
                            7.        SOLE VOTING POWER
         NUMBER OF                    606 shares of Class A Common Stock
          SHARES            ----------------------------------------------------
       BENEFICIALLY         8.        SHARED VOTING POWER
         OWNED BY                     0
           EACH             ----------------------------------------------------
         REPORTING          9.        SOLE DISPOSITIVE POWER
          PERSON                      0
           WITH             ----------------------------------------------------
                            10.       SHARE DISPOSITIVE POWER
                                      606 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          606 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [_]
--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          .01%
--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------

-----------------------                                  -----------------------
 CUSIP NO. 90331S 10 9                13D                 Page 29
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Wendy L. Masler
--------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [_]
                                                                     (b)  [x]
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        SOURCE OF FUNDS*

          PF
--------------------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        [_]
          PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
                            7.        SOLE VOTING POWER
         NUMBER OF                    606 shares of Class A Common Stock
          SHARES            ----------------------------------------------------
       BENEFICIALLY         8.        SHARED VOTING POWER
         OWNED BY                     0
           EACH             ----------------------------------------------------
         REPORTING          9.        SOLE DISPOSITIVE POWER
          PERSON                      0
           WITH             ----------------------------------------------------
                            10.       SHARE DISPOSITIVE POWER
                                      606 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          606 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [_]
--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          .01%
--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------

-----------------------                                  -----------------------
 CUSIP NO. 90331S 10 9                13D                 Page 30
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Andrew D. Flaster
--------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [_]
                                                                     (b)  [x]
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        SOURCE OF FUNDS*

          PF
--------------------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        [_]
          PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
                            7.        SOLE VOTING POWER
         NUMBER OF                    516 shares of Class A Common Stock
          SHARES            ----------------------------------------------------
       BENEFICIALLY         8.        SHARED VOTING POWER
         OWNED BY                     0
           EACH             ----------------------------------------------------
         REPORTING          9.        SOLE DISPOSITIVE POWER
          PERSON                      0
           WITH             ----------------------------------------------------
                            10.       SHARE DISPOSITIVE POWER
                                      516 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          516 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [_]
--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          Less than .01%
--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------

-----------------------                                  -----------------------
 CUSIP NO. 90331S 10 9                13D                 Page 31
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Scott L. Jaeckel
--------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [_]
                                                                     (b)  [x]
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        SOURCE OF FUNDS*

          PF
--------------------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        [_]
          PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
                            7.        SOLE VOTING POWER
         NUMBER OF                    455 shares of Class A Common Stock
          SHARES            ----------------------------------------------------
       BENEFICIALLY         8.        SHARED VOTING POWER
         OWNED BY                     0
           EACH             ----------------------------------------------------
         REPORTING          9.        SOLE DISPOSITIVE POWER
          PERSON                      0
           WITH             ----------------------------------------------------
                            10.       SHARE DISPOSITIVE POWER
                                      455 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          455 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [_]
--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          Less than .01%
--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------

-----------------------                                  -----------------------
 CUSIP NO. 90331S 10 9                13D                 Page 32
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Soren L. Oberg
--------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [_]
                                                                     (b)  [x]
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        SOURCE OF FUNDS*

          PF
--------------------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        [_]
          PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
                            7.        SOLE VOTING POWER
         NUMBER OF                    455 shares of Class A Common Stock
          SHARES            ----------------------------------------------------
       BENEFICIALLY         8.        SHARED VOTING POWER
         OWNED BY                     0
           EACH             ----------------------------------------------------
         REPORTING          9.        SOLE DISPOSITIVE POWER
          PERSON                      0
           WITH             ----------------------------------------------------
                            10.       SHARE DISPOSITIVE POWER
                                      455 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          455 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [_]
--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          Less than .01%
--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------

-----------------------                                  -----------------------
 CUSIP NO. 90331S 10 9                13D                 Page 33
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Adam A. Abramson
--------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [_]
                                                                     (b)  [x]
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        SOURCE OF FUNDS*

          PF
--------------------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        [_]
          PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
                            7.        SOLE VOTING POWER
         NUMBER OF                    364 shares of Class A Common Stock
          SHARES            ----------------------------------------------------
       BENEFICIALLY         8.        SHARED VOTING POWER
         OWNED BY                     0
           EACH             ----------------------------------------------------
         REPORTING          9.        SOLE DISPOSITIVE POWER
          PERSON                      0
           WITH             ----------------------------------------------------
                            10.       SHARE DISPOSITIVE POWER
                                      364 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          364 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [_]
--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          Less than .01%
--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------

-----------------------                                  -----------------------
 CUSIP NO. 90331S 10 9                13D                 Page 34
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Joanne M. Ramos
--------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [_]
                                                                     (b)  [x]
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        SOURCE OF FUNDS*

          PF
--------------------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        [_]
          PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
                            7.        SOLE VOTING POWER
         NUMBER OF                    364 shares of Class A Common Stock
          SHARES            ----------------------------------------------------
       BENEFICIALLY         8.        SHARED VOTING POWER
         OWNED BY                     0
           EACH             ----------------------------------------------------
         REPORTING          9.        SOLE DISPOSITIVE POWER
          PERSON                      0
           WITH             ----------------------------------------------------
                            10.       SHARE DISPOSITIVE POWER
                                      364 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          364 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [_]
--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          Less than .01%
--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------

-----------------------                                  -----------------------
 CUSIP NO. 90331S 10 9                13D                 Page 35
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Nancy M. Graham
--------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [_]
                                                                     (b)  [x]
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        SOURCE OF FUNDS*

          PF
--------------------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        [_]
          PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
                            7.        SOLE VOTING POWER
         NUMBER OF                    364 shares of Class A Common Stock
          SHARES            ----------------------------------------------------
       BENEFICIALLY         8.        SHARED VOTING POWER
         OWNED BY                     0
           EACH             ----------------------------------------------------
         REPORTING          9.        SOLE DISPOSITIVE POWER
          PERSON                      0
           WITH             ----------------------------------------------------
                            10.       SHARE DISPOSITIVE POWER
                                      364 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          364 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [_]
--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          Less than .01%
--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------

-----------------------                                  -----------------------
 CUSIP NO. 90331S 10 9                13D                 Page 36
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Gregory A. Ciongoli
--------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [_]
                                                                     (b)  [x]
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        SOURCE OF FUNDS*

          PF
--------------------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        [_]
          PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
                            7.        SOLE VOTING POWER
         NUMBER OF                    364 shares of Class A Common Stock
          SHARES            ----------------------------------------------------
       BENEFICIALLY         8.        SHARED VOTING POWER
         OWNED BY                     0
           EACH             ----------------------------------------------------
         REPORTING          9.        SOLE DISPOSITIVE POWER
          PERSON                      0
           WITH             ----------------------------------------------------
                            10.       SHARE DISPOSITIVE POWER
                                      364 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          364 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [_]
--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          Less than .01%
--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------

-----------------------                                  -----------------------
 CUSIP NO. 90331S 10 9                13D                 Page 37
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Wm. Matthew Kelly
--------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [_]
                                                                     (b)  [x]
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        SOURCE OF FUNDS*

          PF
--------------------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        [_]
          PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
                            7.        SOLE VOTING POWER
         NUMBER OF                    364 shares of Class A Common Stock
          SHARES            ----------------------------------------------------
       BENEFICIALLY         8.        SHARED VOTING POWER
         OWNED BY                     0
           EACH             ----------------------------------------------------
         REPORTING          9.        SOLE DISPOSITIVE POWER
          PERSON                      0
           WITH             ----------------------------------------------------
                            10.       SHARE DISPOSITIVE POWER
                                      364 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          364 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [_]
--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          Less than .01%
--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------

-----------------------                                  -----------------------
 CUSIP NO. 90331S 10 9                13D                 Page 38
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          P. Holden Spaht
--------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [_]
                                                                     (b)  [x]
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        SOURCE OF FUNDS*

          PF
--------------------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        [_]
          PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
                            7.        SOLE VOTING POWER
         NUMBER OF                    212 shares of Class A Common Stock
          SHARES            ----------------------------------------------------
       BENEFICIALLY         8.        SHARED VOTING POWER
         OWNED BY                     0
           EACH             ----------------------------------------------------
         REPORTING          9.        SOLE DISPOSITIVE POWER
          PERSON                      0
           WITH             ----------------------------------------------------
                            10.       SHARE DISPOSITIVE POWER
                                      212 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          212 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [_]
--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          Less than .01%
--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------

-----------------------                                  -----------------------
 CUSIP NO. 90331S 10 9                13D                 Page 39
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Kevin F. Sullivan
--------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [_]
                                                                     (b)  [x]
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        SOURCE OF FUNDS*

          PF
--------------------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        [_]
          PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
                            7.        SOLE VOTING POWER
         NUMBER OF                    61 shares of Class A Common Stock
          SHARES            ----------------------------------------------------
       BENEFICIALLY         8.        SHARED VOTING POWER
         OWNED BY                     0
           EACH             ----------------------------------------------------
         REPORTING          9.        SOLE DISPOSITIVE POWER
          PERSON                      0
           WITH             ----------------------------------------------------
                            10.       SHARE DISPOSITIVE POWER
                                      61 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          61 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [_]
--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          Less than .01%
--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------

-----------------------                                  -----------------------
 CUSIP NO. 90331S 10 9                13D                 Page 40
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Diane M. Barriere
--------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [_]
                                                                     (b)  [x]
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        SOURCE OF FUNDS*

          PF
--------------------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        [_]
          PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
                            7.        SOLE VOTING POWER
         NUMBER OF                    61 shares of Class A Common Stock
          SHARES            ----------------------------------------------------
       BENEFICIALLY         8.        SHARED VOTING POWER
         OWNED BY                     0
           EACH             ----------------------------------------------------
         REPORTING          9.        SOLE DISPOSITIVE POWER
          PERSON                      0
           WITH             ----------------------------------------------------
                            10.       SHARE DISPOSITIVE POWER
                                      61 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          61 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [_]
--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          Less than .01%
--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------

-----------------------                                  -----------------------
 CUSIP NO. 90331S 10 9                13D                 Page 41
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Kim H. Oakley
--------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [_]
                                                                     (b)  [x]
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        SOURCE OF FUNDS*

          PF
--------------------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        [_]
          PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
                            7.        SOLE VOTING POWER
         NUMBER OF                    30 shares of Class A Common Stock
          SHARES            ----------------------------------------------------
       BENEFICIALLY         8.        SHARED VOTING POWER
         OWNED BY                     0
           EACH             ----------------------------------------------------
         REPORTING          9.        SOLE DISPOSITIVE POWER
          PERSON                      0
           WITH             ----------------------------------------------------
                            10.       SHARE DISPOSITIVE POWER
                                      30 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          30 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [_]
--------------------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          Less than .01%
--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------

      Information given in response to each item shall be deemed incorporated by reference in all other items.

Item 1.   SECURITY AND ISSUER.

      The class of equity securities to which this Statement on Schedule 13D (the "Statement") relates is the Class A Common Shares, $.01 par value per share (the "Common Stock") of US LEC Corp., a Delaware corporation (the "Company").

      The principal executive offices of the Company are located at 401 N. Tryon Street, STE 1000, Charlotte, NC 28251.


Item 2.   IDENTITY AND BACKGROUND.

      (a) -(c) and (f). This statement is being filed jointly on behalf of the following persons (collectively, the "Reporting Persons"): (1) Thomas H. Lee Equity Fund IV, L.P., a Delaware limited partnership ("Equity Fund"); (2) Thomas
H. Lee Foreign Fund IV, L.P., a Delaware limited partnership ("Foreign Fund");
(3) Thomas H. Lee Foreign Fund IV-B, L.P., a Delaware limited partnership ("Foreign Fund B"); (4) THL Equity Advisors IV, LLC, a Massachusetts limited liability company ("Advisors"); (5) Thomas H. Lee Charitable Investment Limited Partnership, a Massachusetts limited partnership ("Charitable Investment"); (6) certain parties affiliated with Thomas H. Lee Company, a Massachusetts sole proprietorship, who are set forth on Schedule A hereto (the "Affiliate Purchasers"); and (7) Putnam Investment Holdings, LLC, a Delaware limited liability company ("Putnam"). Equity Fund, Foreign Fund, Foreign Fund B, Charitable Investment, the Affiliate Purchasers and Putnam are referred to herein as the "THL Investors."

      The address of each of the Reporting Persons other than Putnam is c/o Thomas H. Lee Company, 75 State Street, Suite 2600, Boston, Massachusetts 02109. The address of Putnam is One Post Office Square, Boston, Massachusetts 02109.

      Each of Equity Fund, Foreign Fund and Foreign Fund B is principally engaged in the business of investment in securities. Advisors is principally engaged in the business of serving as general partner of Equity Fund, Foreign Fund and Foreign Fund B. Charitable Investment is principally engaged in charitable giving supported by investments in securities. The Affiliate Purchasers are employed by or affiliated with employees of Thomas H. Lee Company as indicated in Schedule A hereto. Putnam is principally engaged in the business of investment management.

      Schedule B hereto sets forth information concerning other persons and entities as to which such information is required to be disclosed in response to
Item 2 and General Instruction C to Schedule 13D.

      (d) and (e). None of the Reporting Persons or any of their directors, officers or trustees has been convicted in a criminal proceeding during the past five years (excluding traffic violations and similar misdemeanors).

      None of the Reporting Persons or any of their directors, officers or trustees has been party to a civil proceeding of a judicial or administrative body of competent jurisdiction during the past five years as a result of which it was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3.   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

      The THL Investors are parties to a Stock Purchase Agreement (the "Agreement"), dated as of April 11, 2000, by and among the Company and the Persons listed on Schedule 1 attached thereto. As of the date of the Agreement, the THL Investors purchased 100,000 shares of Series A Convertible Preferred Stock (the "Preferred Stock"). As of April 11, 2001, the THL Investors will have received an additional 6,136 shares of Preferred Stock through paid in kind dividends which accrued on a quarterly basis for a total amount of 106,136 shares of Preferred Stock.

      As of April 11, 2001, the 106,136 shares of Preferred Stock will be convertible into 3,032,467 shares of Common Stock based on a purchase price of $1,000.00 and a conversion price of $35.00. The Reporting Persons did not borrow any funds to effectuate the transaction whereby the Reporting Person received securities which are the subject of this filing on Schedule 13D. Each of Equity Fund, Foreign Fund, Foreign Fund B and Charitable Investment obtained funds to make the purchases described herein through capital contributions from their partners. The Affiliate Purchasers obtained funds from their personal accounts to make the purchases described herein. Putnam obtained funds to make the purchase described herein from working capital.

Item 4.   PURPOSE OF TRANSACTION.

      The THL Investors purchased the Preferred Stock for general investment purposes and retain the right to change their investment intent. Subject to market conditions and other factors, including the restrictions on transfer and other restrictions described below, the THL Investors may acquire or dispose of securities of the Company from time to time in future open-market, privately negotiated or other transactions.

      Pursuant to the Corporate Governance Agreement, dated as of April 11, 2000 (the "Corporate Governance Agreement"), entered into by certain Investors and management of the Company (collectively, the "Investors"), the Company increased the size of its Board of Directors from five directors to seven directors and appointed two directors designated by the Investors. Anthony J. DiNovi was appointed to the Board of Directors as the THL Investors' nominee. The Investors maintain the contractual right to nominate two persons to be included as nominees to the Board of Directors so long as they beneficially own at least 30 percent of the Common Stock issued or issuable upon conversion of the Series A Preferred Stock. For a more detailed description of the above arrangements, see the Corporate Goverance Agreement which is attached hereto as
Exhibit 2 and is hereby incorporated by reference.

      Other than as stated herein, the THL Investors do not have any plans or proposals which relate to or would result in any of the following:

      (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

      (b) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

      (c) any material change in the present capitalization or dividend policy of the Company;

      (d) any other material change in the Company's business or corporate structure;

      (e) changes in the Company's charter, bylaws, or instruments corresponding thereto or other actions which may impede the acquisition of control of the Company by any person;

      (f) causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

      (g) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934; or

      (h) any action similar to any of those enumerated above.

Item 5.   INTEREST IN SECURITIES OF THE COMPANY.

      (a) and (b). By virtue of the relationships described herein, the Reporting Persons may be deemed to constitute a "group" within the meaning of Rule 13d-5(b) under the Exchange Act. As a member of a group, each Reporting Person may be deemed to share voting and dispositive power with respect to, and therefore beneficially own, the shares beneficially owned by the members of the group as a whole. As of the date hereof, the Reporting Persons collectively own an aggregate of 3,032,467 shares of the Company's Common Stock, or approximately 21.88% of the outstanding shares based on 10,825,666 shares of the Company's Common Stock outstanding as stated in the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2000, filed with the Commission on November 11, 2000 (the "Outstanding Shares"). Each of the Reporting Persons expressly disclaims beneficial ownership of those shares held by any other members of such group or of shares held individually by certain directors or executive officers of certain of the Reporting Persons, if any.

      Charitable Investment and the Affiliate Purchasers acquired their shares of Preferred Stock as a co-investment required by the terms of the partnership agreements of Equity Fund, Foreign Fund and Foreign Fund B. Such agreements require that Charitable Investment and the Affiliate Purchasers hold and sell their Preferred Stock and the Common Stock into which such Preferred Stock converts on a pro rata basis with Equity Fund, Foreign Fund and Foreign Fund B.

      Equity Fund has obtained direct beneficial ownership of 2,533,111 shares pursuant to the Agreement, representing approximately 18.96% of the Outstanding Shares. Equity Fund has shared voting power with Advisors and shared dispositive power with respect to such shares.

      Foreign Fund has obtained direct beneficial ownership of 86,698 shares pursuant to the Agreement, representing approximately .79% of the Outstanding Shares. Foreign Fund has shared voting power with Advisors and shared dispositive power with respect to such shares.

      Foreign Fund B has obtained direct beneficial ownership of 246,024 shares pursuant to the Agreement, representing approximately 2.22% of the Outstanding Shares. Foreign Fund B has shared voting power with Advisors and shared dispositive power with respect to such shares.

      Charitable Investment has obtained direct beneficial ownership of 16,466 Shares pursuant to the Agreement, representing .15% of the Outstanding Shares. Charitable Investment has shared voting power with Foreign Fund B and shared dispositive power with respect to such shares.

      The Affiliate Purchasers have obtained direct beneficial ownership of the number of shares indicated on Schedule A hereto and have sole voting and shared dispositive power with respect to such shares except as described below. David
V. Harkins may be deemed to share voting and dispositive power over shares held by the Harkins 1995 Gift Trust. The filing of this Schedule 13D shall not be construed as an admission that Mr. Harkins is, for the purpose of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the beneficial owner of such shares. Charles W. Robins may be deemed to share voting and dispositive power over shares held as custodian for Jesse Lee and Nathan Lee, and the filing of this Schedule 13D shall not be construed as an admission that Mr. Robins is, for the purpose of Section 13(d) of the Exchange Act, the beneficial owner of such Shares.

      Putnam has obtained beneficial ownership of 41,666 shares pursuant to the Stock Purchase Agreement, representing approximately .38% of the Outstanding Shares. Putnam has sole voting and shared dispositive power with respect to such shares.


      Advisors, as the general partner of Equity Fund, Foreign Fund and Foreign Fund B, may be deemed to share voting and dispositive power with respect to 2,865,833 shares beneficially owned by Equity Fund, Foreign Fund and Foreign Fund B, which represents approximately 20.93% of the Outstanding Shares. The filing of this Schedule 13D by Advisors shall not be construed as an admission that Advisors is, for the purpose of Section 13(d) of the Exchange Act, the beneficial owner of shares held by Equity Fund, Foreign Fund, and Foreign Fund B.

      Thomas H. Lee may be deemed to share voting and dispositive power with respect to (i) 2,865,833 shares held by Advisors, in his capacity as the managing member of Advisors and (ii) 16,466 shares held by Charitable Investment representing an aggregate of approximately 21.03% of the Outstanding Shares. The filing of this Schedule 13D shall not be construed as an admission that Thomas
H. Lee is, for the purpose of Section 13(d) of the Exchange Act, the beneficial owner of shares held by Advisors or Charitable Investment.

      Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission that a Reporting Person is the beneficial owner of any of the shares other than those which such Reporting Person has acquired pursuant to the Agreement, as amended.

      (c) The responses to Items 3 and 4 of this Schedule 13D are incorporated herein by reference.

      (d) Not applicable.

      (e) Not applicable.

Item 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE COMPANY.

      The THL Investors are parties to the following contracts, agreements and understandings with respect to securities of the Company:

      (i) Corporate Goverance Agreement. Pursuant to the Corporate Goverance Agreement, entered into as of April 11, 2000 by the Company and certain Investors and management of the Company, (collectively, "Investors") the Company increased the size of its Board of Directors from five directors to seven directors and appointed two directors designated by the Investors. The Investors maintain the right to nominate two persons to be included as nominees for election to the Board of Directors so long as they beneficially own 30% of the Common Stock issued or issuable upon conversion of the Preferred Stock.

      (ii) Registration Rights Agreement. Pursuant to the terms of the Registration Rights Agreement, the parties have the right to require the Company to register the shares of Common Stock issuable upon conversion of the Preferred Stock. At any time after the one year anniversary of the Closing Date, the Company will be required to file a registration statement on Form S-3 upon demand. If Form S-3 is not available at that time, then the Company will file a Registration Statement on such form then available to effect a registration of the Registerable Securities, subject to the consent of the investor. The

Company will not be required to file more than three such demand registration statements. Pursuant to the terms of the Registration Rights Agreement, the holders of Registerable Securities have unlimited "piggyback" registration rights subject to underwriters' cutbacks.

Item 7.   MATERIAL TO BE FILED AS EXHIBITS.

      1. Joint Filing Agreement dated as of February 28, 2001 by and among the Reporting Persons.

      2. Corporate Governance Agreement, dated April 11, 2000, which is attached as Exhibit 2 hereto (incorporated by reference to Exhibit 4.3 of the company's Current Report on Form 8-K, filed with the Commission on May 12, 2000.)

      3. Registration Rights Agreement, dated April 11, 2000, which is attached as Exhibit 3 hereto (incorporated by reference to Exhibit 4.4 to the Company's Current Report on Form 8- K, filed with the Commission on May 12, 2000.)

      4. Power of Attorney dated February 28, 2001 by the Affiliate Purchasers in favor of Anthony J. DiNovi and Kent R. Weldon.

                                   SIGNATURES

         After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this Statement is true, complete and correct.

Dated:  February 28, 2001


                                       THOMAS H. LEE EQUITY FUND IV, L.P.

                                       By: THL Equity Advisors IV, LLC

                                           By: /s/ Anthony J. DiNovi
                                               ----------------------------
                                               Name: Anthony J. DiNovi
                                               Title: Managing Director

                                       THOMAS H. LEE FOREIGN FUND IV, L.P.

                                       By: THL Equity Advisors IV, LLC

                                           By: /s/ Anthony J. DiNovi
                                               ----------------------------
                                               Name: Anthony J. DiNovi
                                               Title: Managing Director

                                       THOMAS H. LEE FOREIGN FUND IV-B, L.P.

                                       By: THL Equity Advisors IV, LLC

                                           By: /s/ Anthony J. DiNovi
                                               ----------------------------
                                               Name:Anthony J. DiNovi
                                               Title: Managing Director

                                       THL EQUITY ADVISORS IV, LLC

                                       By: THL Equity Advisors IV, LLC

                                           By: /s/ Anthony J. DiNovi
                                               ----------------------------
                                               Name:Anthony J. DiNovi
                                               Title: Managing Director

                                       THOMAS H. LEE CHARITABLE INVESTMENT
                                       LIMITED PARTNERSHIP

                                       By: THL Equity Advisors IV, LLC

                                           By: /s/ Anthony J. DiNovi
                                               ----------------------------
                                               Name: Anthony J. DiNovi
                                               Title: Managing Director

                                       AFFILIATE PURCHASERS as listed on
                                       Schedule A to this to Schedule 13D
                                       pursuant to powers of attorney
                                       executed in favor of and granted
                                       and delivered to Anthony J. DiNovi
                                       and Kent R. Weldon

                                           By: /s/ Anthony J. DiNovi
                                               ----------------------------
                                               Attorney-in-fact for all
                                               Affiliate Purchasers

                                       PUTNAM INVESTMENT HOLDINGS, LLC

                                           By: /s/ William H. Woolverton
                                               ----------------------------
                                               Name: William H. Woolverton
                                               Title: Managing Director and
                                                      General Counsel

                                                                      Schedule A
                                                                      ----------

                              AFFILIATE PURCHASERS

      Set forth below are the names of the Affiliate Purchasers that hold shares of Series A Preferred Stock of the Company. Opposite each name is the number of shares of Common Stock beneficially owned by each of the Affiliate Purchasers by virtue of their holding shares of Series A Preferred Stock.

--------------------------------------------------------------------------------
1997 Thomas H. Lee Nominee Trust                                          33,478
--------------------------------------------------------------------------------
David V. Harkins                                                          8,915
--------------------------------------------------------------------------------
The Harkins 1995 Gift Trust                                               1,001
--------------------------------------------------------------------------------
Scott A. Schoen                                                           7,430
--------------------------------------------------------------------------------
C. Hunter Boll                                                            7,430
--------------------------------------------------------------------------------
Scott M. Sperling                                                         7,430
--------------------------------------------------------------------------------
Anthony J. DiNovi                                                         7,430
--------------------------------------------------------------------------------
Thomas M. Hagerty                                                         7,430
--------------------------------------------------------------------------------
Warren C. Smith, Jr                                                       7,430
--------------------------------------------------------------------------------
Seth W. Lawry                                                             3,093
--------------------------------------------------------------------------------
Kent R. Weldon                                                            2,062
--------------------------------------------------------------------------------
Terrence M. Mullen                                                        1,638
--------------------------------------------------------------------------------
Todd M. Abbrecht                                                          1,638
--------------------------------------------------------------------------------
Charles A. Brizius                                                        1,243
--------------------------------------------------------------------------------
Scott L. Jaeckel                                                          455
--------------------------------------------------------------------------------
Soren L. Oberg                                                            455
--------------------------------------------------------------------------------
Thomas R. Shepherd                                                        879
--------------------------------------------------------------------------------
Wendy L. Masler                                                           606
--------------------------------------------------------------------------------
Andrew D. Flaster                                                         516
--------------------------------------------------------------------------------
Robert Schiff Lee 1988 Irrevocable Trust                                  1,516
--------------------------------------------------------------------------------
Stephen Zachary Lee                                                       1,516
--------------------------------------------------------------------------------
Charles W. Robins as Custodian for Jesse Lee                              758
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Charles W. Robins as Custodian for Nathan Lee                             758
--------------------------------------------------------------------------------
Charles W. Robins                                                         606
--------------------------------------------------------------------------------
James Westra                                                              606
--------------------------------------------------------------------------------
Adam A. Abramson                                                          364
--------------------------------------------------------------------------------
Joanne M. Ramos                                                           364
--------------------------------------------------------------------------------
Nancy M. Graham                                                           364
--------------------------------------------------------------------------------
Gregory A. Ciongoli                                                       364
--------------------------------------------------------------------------------
Wm. Matthew Kelly                                                         364
--------------------------------------------------------------------------------
P. Holden Spaht                                                           212
--------------------------------------------------------------------------------
Kevin F. Sullivan                                                         61
--------------------------------------------------------------------------------
Diane M. Barriere                                                         61
--------------------------------------------------------------------------------
Kim H. Oakley                                                             30
--------------------------------------------------------------------------------

                                                                      Schedule B
                                                                      ----------

         Each of the following individuals is a United States citizen and, with the exception of Wm. Matthew Kelly, Adam A. Abramson, Joanne M. Ramos, Charles
W. Robins, James Westra, Stephen Zachary Lee, Jesse Lee, and Nathan Lee, is employed by the Thomas H. Lee Company, 75 State Street, Suite 2600, Boston, Massachusetts 02109: David V. Harkins, Scott A. Schoen, C. Hunter Boll, Scott M. Sperling, Anthony J. DiNovi, Thomas M. Hagerty, Warren C. Smith, Jr., Seth W. Lawry, Kent R. Weldon, Terrence M. Mullen, Todd M. Abbrecht, Charles A. Brizius, Scott Jaeckel, Soren Oberg, Thomas R. Shepherd, Wendy L. Masler, Andrew D. Flaster, Adam A. Abramson, Joanne M. Ramos, Nancy M. Graham, Gregory A. Ciongoli, Wm. Matthew Kelly, P. Holden Spaht, Kevin F. Sullivan, Diane M. Barriere, Kim H. Oakley, Stephen Zachary Lee, Jesse Lee, Nathan Lee, Charles W. Robins and James Westra.

     Wm. Matthew Kelly, Adam A. Abramson and Joanne M. Ramos are former employees of the Thomas H. Lee Company.

     Charles W. Robins and James Westra are employed by Hutchins, Wheeler & Dittmar, a Professional Corporation, 101 Federal Street, Boston, Massachusetts 02110. Stephen Zachary Lee, Jesse Lee and Nathan Lee are not employed.